Exhibit 10.17

SUMMARY OF 2016 ANNUAL INCENTIVE PLAN

The 2016 Annual Incentive Plan (the “2016 Bonus Plan”) provides for cash bonuses based on achievement against annual bookings and annual revenue targets established by the Company’s board of directors for fiscal 2016, and weighted equally. For each performance metric, the Company must achieve at least 90% of the target amount under the 2016 Bonus Plan to fund the bonus pool with respect to that performance metric. If a performance metric under the 2016 Bonus Plan achieves at greater than 90% of the target amount for fiscal 2016, the funding of the bonus pool with respect to that performance metric increases on a straight line basis up to a maximum of 115% of the target amount. Following the end of fiscal 2016, the Company’s board of directors (or its authorized committee) reviews achievements against each annual performance metric and determines the bonus pool funding based on the Company’s achievements against the performance metrics. The annual bonus payments for each of these named executive officers were calculated based on these determinations, and for any participant that was employed for part of fiscal 2016, pro-rated based on the time of employment with the Company during fiscal 2016.